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                                                                  EXHIBIT 10.30


   AGREEMENT made as of this 28th day of November, 1994, by and between THE GRAND UNION COMPANY, a Delaware corporation having its principal executive offices at 201 Willowbrook Boulevard, Wayne, New Jersey 07470 ("Grand Union"), and DARRELL W. STINE, an individual residing at_____________________ ("Executive").

   WHEREAS, Executive is a participant in the Second Amendment and Restatement of The Grand Union Company Supplemental Retirement Program for Key Executives, as in effect on the date hereof (the "SERP"), and Executive is currently eligible to retire from Grand Union and to receive a benefit pursuant to the SERP; and

   WHEREAS, Executive is a valuable employee of Grand Union, and Grand Union is desirous of continuing to have available to it the continued services of Executive on a full-time basis, at least for an additional eighteen months; and

   WHEREAS, Executive and Grand Union entered into an agreement, dated as of August 25, 1993, and denominated the "Non-Competition and Confidentiality Agreement" (the "Prior Agreement"); and

   WHEREAS, Grand Union is willing to make a partial payment to Executive at this time of his accrued benefit under the SERP and, in addition, to compensate Executive for the earlier payment of income and employment taxes on that payment in exchange for Executive's agreement to continue working for Grand Union at least for an additional eighteen months.

   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, Executive and Grand Union agree as follows:

   1. PAYMENT TO EXECUTIVE. Upon execution of this Agreement, Grand Union shall pay to Executive the sum of four hundred thirty-three thousand six hundred and fifty dollars ($433,650), representing (a) an advance payment of a portion of the benefits to which the Executive would be entitled under the SERP had Executive retired of three hundred and eighty-eight thousand five hundred dollars ($388,500) (the "SERP Payment") and (b) a payment to compensate the Executive for the earlier payment of income and employment taxes on the SERP Payment of forty-five thousand one hundred and fifty dollars ($45,150) (the "Tax Payment").

   2. CONTINUED SERVICE BY EXECUTIVE. In consideration for the receipt of the SERP Payment and the Tax Payment, Executive agrees to remain in the full-time employ of Grand Union, and to make his services available to Grand Union on essentially a full-time basis until May 31, 1996 (absences for illnesses, holidays and vacations excluded), unless Executive shall be precluded therefrom by reason of his total disability. Notwithstanding the foregoing, Executive shall be permitted to terminate his employment with Grand Union in the event that, without his consent, Grand Union shall (1) materially diminish his duties, responsibilities or position or assign to Executive duties or responsibilities materially inconsistent with his position or (ii) reduce his rate of compensation or materially reduce the benefits to which he is currently entitled under all of the fringe benefit plans of Grand Union or (iii) relocate its principal executive offices more than 75 miles from Wayne, New Jersey. Executive agrees that neither a change in the ownership or control of Grand Union nor any financial restructuring, including the bankruptcy or insolvency of Grand Union, by itself, shall give Executive any right to terminate his employment with Grand Union.

   3. AFFECT ON SERP BENEFITS. The Executive agrees that notwithstanding any provision to the contrary in the SERP or any other agreement with Grand Union to which the Executive is a party, Grand Union's obligation to make any payment under the SERP to Executive, or in the event of his death to his estate, shall be reduced and offset by an amount equal to the SERP Payment plus an amount equal to interest from the date of payment of the SERP Payment until the date any amount would first be payable to Executive (or in the event of his death, to his beneficiary) under the SERP upon his termination of employment at the interest rate provided in the SERP for the calculation of his lump sum benefit upon his termination of employment.

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   4.  PRIOR AGREEMENT MATTERS.  Executive (a) acknowledges, ratifies and confirms the Executive's obligations under the Prior Agreement, (b) waives any claim that a Funding Event, as defined in the Prior Agreement, may occur by reason of any amendment to the SERP, either express or implied, to reduce the benefits payable thereunder to Executive in an amount equal to the SERP Payment, and (c) acknowledges and agrees that Grand Union's obligations to make any payments under the Prior Agreement or to transfer any Securities to the Custodial Account (as both such terms are defined in the Prior Agreement) shall be reduced and offset by the SERP Payment. Furthermore, Executive consents and agrees that the Full Funding Value of Account, as set forth on Appendix A to the Prior Agreement, shall be reduced by the SERP Payment, and Executive agrees to execute an amendment to the Prior Agreement to effectuate the foregoing.

   5. MISCELLANEOUS. (a) This Agreement shall not be construed as providing Executive (i) with any right to be retained in Grand Union's employ for any period, (ii) as obligating Grand Union to continue Executive's employment or (iii) to restrict the right of Grand Union to terminate Executive's employ, either with or without cause.

   (b) This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

   (c) Any amendment of this Agreement shall be in writing and signed by the parties hereto.

   (d) This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior agreements, understandings and negotiations with respect thereto.

   IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                 THE GRAND UNION COMPANY


                                 by:  /s/  Floyd Hall
                                      --------------------------
                                 Title:  Chief Executive Officer
                                       -------------------------

Attest:

/s/  James Herlihy
- -----------------------------


                                 DARRELL W. STINE

                                 /s/  Darrell W. Stine
                                 --------------------------------

Attest:

/s/  Gilbert Vuolo
- -----------------------------





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SERP Payment:                                 $388,500.00

Tax Payment:

  (a) Calculation of Taxes on SERP Payment

      Federal income tax (net of  benefit
       of State tax deduction)                $147,692.00
      State Income Tax                        $ 27,195.00
      Medicare tax                            $  5,633.25
                                              -----------

      Total                                   $180,520.25


  (b) Calculation of time value of tax payment

      3 years and 1 month at 7.5% interest
      rate, compounded annually               $ 45,141.11


  ASSUMPTIONS:

  Estimated benefit amount is $570,500 and estimated value of Custodial Account is $182,000, both at January 1, 1995, based upon Kwasha Lipton calculations in an October 14, 1994, memorandum to Gil Vuolo.